Exhibit 10.14

Horn & Co. Draft Draft, June 19, 2018

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between INX Services, Inc. (the “Company”), and Alan Silbert (the “Executive”) is dated as of June 25, 2018 and effective as of March 1, 2018 (the ’’Effective Date”).

W I T N E S S E T H:

WHEREAS, the parties entered into an agreement dated as of the Effective Date (the “First Agreement”); and

WHEREAS, the parties wish to amend the First Agreement and replace it in its entirety with this Agreement, such that this Agreement shall, commencing as of the Effective Date, replace any previous agreement, whether oral or written, between the parties or anyone on their behalf in connection with the subject matter; and

WHEREAS, the Company desires the Executive to provide employment services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide employment services to the Company in return for certain compensation and benefits;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, during the period commencing on the Effective Date and ending on the date of the termination of the Executive’s employment in accordance with Section 7 below (the “Employment Term”). The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at any time, for any reason or no reason, with or without cause, subject to the terms of this Agreement.

2. POSITION & DUTIES.

(a) Except as provided in Section 2(b) below, the Executive shall serve as the Managing Director of US operations of the Company and as a member of the Board of Directors of INX Limited, the parent company of the Company, incorporated under the laws of Gibraltar (“INX Gib”), during the Employment Term. As Managing Director of US operations of the Company and Board member, the Executive shall have such duties, authorities and responsibilities as are commensurate with such positions and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) and INX Gib’s Board of Directors (the “Gib Board”) shall designate that are consistent with the Executive’s position. The Executive shall report directly to Mr. Shy Datika or to any other person designated for such purpose by him.

(b) During the Employment Term, the Executive agrees to devote his full business time, attention and energies to the performance of all of the lawful duties, responsibilities and authority that may be assigned to him hereunder. Nothing contained in this Agreement will preclude the Executive from (i) devoting time to personal and family investments, (ii) serving as a director of any not-for-profit company, (iii) serving as a director for-profit company that is pre-approved by the Board, or (iv) from participating in charitable or industry associations, in each case, provided that such activities or services do not (x) materially interfere with the Executive’s performance of duties hereunder or (y) violate the terms of the Confidentiality Agreement (as defined below).

(c) During the Employment Term, the Executive shall serve as a member of the Board, and the Executive agrees to serve as a member of the Board without additional compensation. Upon the Executive’s termination of employment from the Company for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive will be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company or any of its affiliates, and agrees to take all actions reasonably requested by the Company to effectuate the foregoing.

(d) During the Employment Term, the Executive’s principal place of employment shall be Maryland USA (with 5-12 business days per month in New York City, NY), subject to customary business travel consistent with the Executive’s duties and responsibilities.

3. BASE SALARY.

The parties acknowledge that the Company contemplates a coin offering for issuance of its tokens to the public (the “ICO” and the “Tokens”).

The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of US$132,000.

Following 6 months after declaration by the SEC of the effectiveness of the ICO (the “ICO Effective Date”), the Base Salary shall be increased to a monthly rate of US$20,000.

The Base Salary will be payable on a semi-monthly basis in accordance with the regular payroll practices of the Company.

4. BONUSES.

(a) ANNUAL BONUS. Upon and subject to the occurrence of the ICO Effective Date and at the end of each calendar year thereafter (other than the calendar year in which the ICO Effective Date occur), and subject to the continuous employment of the Executive by the Company at such time, the Executive shall be eligible to earn an annual, performance-based bonus (an “Annual Bonus”) in the amount of US$150,000 based upon and subject to the achievement of performance targets, which shall be established by the Board (or a committee thereof) in consultation with the Executive (the “Targets”). To the extent due, the Annual Bonus earned by the Executive will be paid no later than March 15th of the subsequent calendar year. Following receipt of the first Annual Bonus by the Executive, the Board shall determine in good faith the Targets and the terms and conditions of the Annual Bonus for the subsequent year. The Executive shall be entitled to an Annual Bonus (or to any portion thereof) only with respect to the period in which the Executive was employed by the Company pursuant to this Agreement, and shall receive a pro-rata Annual Bonus payout if the Executive’s employment terminates other than for Cause, as defined herein, prior to the Annual Bonus payout date.

(b) ONE TIME GRANT OF TOKENS. Upon and subject to the occurrence of the ICO Effective Date and to the continuous engagement of the Executive with the Company at such time, the Executive shall be granted an option to purchase 500,000 Tokens in consideration for US$5,000; provided, however, that Executive must exercise the option within ninety days of receipt of the grant by written notice to the Company. The Tokens granted to the Executive shall be subject to a lockup period of 12 months, to Company’s applicable policies and to the terms and conditions determined by the Board and communicated to the Executive in a grant document detailing the purchase.

5. EQUITY COMPENSATION. Immediately upon and subject to the adoption of a Share Ownership and Option Plan by INX Gib (as amended, the “Plan” and the “Grant Date”) the Company will grant to the Executive equity compensation awards of Ordinary Shares of INX Gib under the Plan (“Option Shares”) as follows:

An option to purchase a number of Option Shares constituting 3% of the share capital of INX Gib on a fully diluted basis as of the Effective Date (subject to future dilutions) at a price per share at the Fair Market Value (“FMV”) per each Option Share (the “Option”).

The Option will vest and become exercisable as follows: 1/4 of the Option shall vest upon each anniversary of the Effective Date subject to the continuous engagement of the Executive with the Company at such time, such that, subject to the continuous engagement of the Executive with the Company at such time, the entire Option shall be vested and exercisable upon the 4th anniversary of the Effective Date. The portion of the unvested Option for the remainder of the calendar year in which the employment was terminated shall be subject to accelerated vesting upon the Executive’s termination without Cause, with Good Reason, Death or Disability. The entire portion of the unvested Option shall be subject to accelerated vesting upon: (i) change of control in the Company; and (ii) termination of the Executive without Cause within 12 months following such change of control (double trigger).

The Option shall be further subject to the terms of the Plan.

6. EMPLOYEE BENEFITS.

VACATION. The Executive shall be entitled to 20 days of paid vacation per year as of the Executive’s Effective Date. Vacation, shall be scheduled and utilized as provided in the Company’s applicable benefits plan.

BUSINESS EXPENSES. The Company will reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the discharge of his duties for the Company and approved in advance and in writing by the Company. The Executive may be required to travel to Israel for business related matters approximately 3-4 times per year and shall be permitted business class air travel on all international flights.

OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to all other employee benefits as the Company determines to provide for similarly situated employees.

INDEMNIFICATION. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company as of the Effective Date. At all times, the Company shall maintain in effect a directors and officers liability insurance policy with the Executive as a covered officer and director during the Employment Term. The Executive shall promptly fill and execute any document or agreement required or desirable at Company’s discretion in connection with such purpose.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s intention to terminate the Executive’s employment due to Disability (as defined in this Section 7(a)); provided that, the Executive has not returned to full-time performance of his duties within 30 days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to substantially perform the essential duties of his job with or without reasonable accommodation on a full- time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) the Executive’s conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by the Executive (other than by reason of illness) of his material duties as an employee of the Company, which, to the extent it is curable by the Executive (as determined by the Company), is not cured within seven (7) days after written notice thereof is given to the Executive by the Company; (iv) the Executive’s material breach of this Agreement or any other material agreement between the Executive and the Company or any of its subsidiaries, including the Confidentiality Agreement, which, to the extent it is curable by the Executive (as determined by the Company), is not cured within seven (7) days after written notice thereof is given to the Executive by the Company; or (v) the Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests, which, to the extent it is curable by the Executive (as determined by the Company), is not cured within seven (7) days after written notice thereof is given to the Executive by the Company.

(d) WITHOUT CAUSE. Upon thirty (30) days prior written notice by the Company to the Executive (the “Notice Period”). During the Notice Period, the Executive shall remain an employee, but the Company may, at its discretion, eliminate or reduce any of Executive’s roles, inform Executive not to attend the office, and/or require Executive to assist in the transition of his duties, all at the discretion of the Company.

(e) GOOD REASON. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following conditions during the Employment Term without the Executive’s express written consent: provided that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) the Executive actually resigns his employment within the first thirty (30) days after expiration of the Cure Period:

(1) A 10% or greater reduction by the Company of the Executive’s Base Salary and/or a 20% or greater reduction in the Executive’s Annual Bonus as initially set forth herein or as the same may be increased from time to time;

(2) Any material diminution in the Executive’s duties, title, responsibilities or authority (not including being removed or not being reelected as a member of the Gib Board);

(3) Any material diminution in the Executive’s other Employee Benefits that are not also materially diminished for other similarly situated employees of the Company;

(4) A requirement by the Company that Executive relocates more than fifty miles from the Executive’s current residence in Maryland, USA. A requirement by the Company that Executive relocates his office on a full-time basis to New York, or anywhere more than fifty miles from the Executive’s current residence in Maryland, USA; and

(5) Any material breach of this Agreement by the Company.

(f) WITHOUT GOOD REASON. The Executive shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall pay the pro rata portion of the Executive’s Base Salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period (“Early Termination Right”), but it shall pay the pro rata portion of the Executive’s Base Salary and benefits through the earlier of: the end of the Transition Period, or the date that the Executive accepts employment or a consulting engagement from a third party.

8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Subject to satisfaction of each of the conditions set forth in Section 9, the following amounts and benefits shall be due to the Executive:

(a) DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) reimbursement for any unreimbursed expenses owed to Executive pursuant to the terms of the Company’s policies; and (iii) all other payments and benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, pro-rata annual bonus payment, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law (collectively, “Accrued Amounts”). In addition, upon the Executive’s termination due to Disability, the Company shall pay the amounts described in Sections 8(d) to the Executive.

(b) DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. In addition, upon the Executive’s death, the Company shall pay the amounts described in Section 8(d) to the Executive’s estate.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death) or by the Executive for Good Reason the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Sections 9 and 11: continued payment of the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term for a period of twelve (12) months following the termination date (the “Salary Severance Period”) in accordance with the Company’s ordinary payroll practices (for purposes of calculating the Executive’s severance benefits, the Executive’s Base Salary shall be calculated based on the rate in effect prior to any material reduction in Base Salary that would give the Executive the right to resign for Good Reason (as provided in Section 7(e)(l)). The Company shall also continue the Executive’s subsidized health and welfare benefits then in effect for the duration of the Salary Severance Period or, if the relevant benefit plans do not permit such continuation, the Company shall pay out the cash equivalent in a lump sum payment to Executive within thirty (30) days following the Executive’s termination date. The Executive shall also be eligible for a pro-rata Annual Bonus, payable by the Company within thirty (30) days from the Executive’s termination date. Except as set forth in this Section, Executive shall not be entitled to any other compensation or any other benefits from the Company under this Agreement in the event of any such termination.

(e) RESIGNATIONS. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Board, if Executive is serving as a Board Member at the Termination Date unless otherwise agreed to in writing by the Board.

9. CONDITIONS. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

(a) compliance with the provisions of Section 11 hereof;

(b) delivery to the Company of the executed Agreement and General Release (the “General Release”), which shall be in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days following the date of termination of employment, and permitting the General Release to become effective in accordance with its terms; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans, by no later than 3 days following termination of employment.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive on the Company’s first ordinary payroll date occurring on or after the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 18 or the final sentence of this Section 9). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

10. SECTION 4999 EXCISE TAX.

(a) If any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Executive, which of the following two alternative forms of payment shall be paid to the Executive: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is greater than ten percent (10%). A Reduced Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is less than or equal to ten percent (10%). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) reduction of other benefits paid to the Executive; (3) cancellation of accelerated vesting of equity awards other than stock options; and (4) cancellation of accelerated vesting of stock options. Any reductions in payments to be made shall be made with respect to payments in inverse order of the scheduled dates or times for the payment.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Significant Event (as shall be as defined in the Plan) shall make all determinations required to be made under this Section 10. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Significant Event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

11. CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS. As a condition of employment, the Executive agrees to execute and abide by the Company’s current form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

12. ASSIGNMENT.

(a) The Executive may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Company.

(b) This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any acquiror or successor of the Company in any merger, consolidation, sale, or acquisition of the Company, or a similar transaction to assume the Company’s obligations under this Agreement, and any failure to do so shall constitute a material breach of this Agreement.

13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

INX Services, Inc.

1209 Orange Street

Wilmington, Delaware 19801 County of New Castle

USA

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, shares, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

17. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated or authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto and the Confidentiality Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

18. SECTION 409A.

This Agreement is intended to comply with the requirements of Section 409A of the Code. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code, Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from shall instead be paid on the first business day after the date that is six following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. Executive is advised to seek tax advice and agrees to assume such personal tax liability as may be incurred under this Agreement. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. For purposes of this Section 10, Section 409A of the Code shall include all regulations and guidance promulgated thereunder.

19. MITIGATION OF DAMAGES. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

20. REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that Executive has not (i) requested, solicited or encouraged, and will not request, solicit or encourage, any employees, customers or clients of any previous employers to join or become a customer or client of the Company or to leave or cease to be a customer or client of any previous employers, in any such case in violation of any common law duties; or (ii) brought to or used and will not bring to or use at the Company any documents or files, whether in hard copy or electronic form, which were created, collected or received by Executive in connection with any previous employment. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement (or chosen not to be so represented), that he has consulted with his attorney before executing this Agreement (or chosen not to consult an attorney), that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

21. NON-DISPARAGEMENT. Both during and after the Employment Term, the Executive and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 21 shall preclude any party from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.

22. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 through 26, inclusive, of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

24. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

25. BACKGROUND CHECK. This offer of employment is contingent upon the completion of a standard background check, inclusive of references from third parties (to the Company’s satisfaction), Executive’s ability to be employed in the United States and any requisite approvals of any applicable government, regulatory or self-regulatory authority, if any. To comply with the Immigration Reform and Control Act of 1986, Executive understands and agrees to provide proof of identity and employment eligibility as required by applicable law. Executive pledges to execute any documents necessary for the completion of same. For the sake of clarity, this Agreement shall not be Effective until and unless the provisions of this paragraph are satisfied in GEMS America’ sole discretion.

26. COOPERATION. During and subsequent to his employment, Executive will provide cooperation to the Company and its counsel in connection with any investigation, administrative proceeding, arbitration, or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. The Company agrees to reimburse Executive for reasonable out-of-pocket legal fees and expenses incurred at the request of the Company with respect to Executive’s compliance with this paragraph, so long as such expenses are approved in advance and so long as the underlying legal issue does not involve a dispute between Executive and the Company. Further, Executive agrees that, in the event he is subpoenaed by any person or entity to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company, he will give prompt notice of such request to the Company’s General Counsel (or his or her successor or designee) and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure; provided, however, Executive does not need the prior authorization of the Company to make any disclosure of possible violations of law or regulation to the Government Agencies, nor is he required to notify the Company that he has done so. Executive agrees to maintain, and not to waive, the attorney-client and other evidentiary privileges to which the Company is entitled, absent the prior written permission of the Company.

27. DEFEND TRADE SECRT ACT NOTIFICATION. The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In a case where the Executive files a lawsuit or asserts a counterclaim alleging retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, but only if the Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret other than pursuant to court order.

28. DISPUTE RESOLUTION. In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below. Any Dispute shall be finally settled by arbitration in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”) then in force, and that the arbitration hearings shall be held in New York. The parties agree to (i) appoint an arbitrator or arbitrators who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request JAMS name a panel of five (5) arbitrators. The Company shall strike the names of two (2) off this list; then, the Executive shall strike two (2) of the remaining names; and the remaining name shall be the arbitrator. The arbitrator may award fees and expenses in his or her discretion. Otherwise, the Company and the Executive shall each pay for their own attorneys’ fees and expenses and their pro rata share of the JAMS fees and expenses. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof. The arbitrator shall not award any punitive or exemplary damages. This Section shall not limit the right of the Company to sue for injunctive relief for a breach of the obligations of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

INX SERVICES, INC.

	By:	/s/ James Crossley
James Crossley, Director

EXECUTIVE

/s/ Alan Silbert
Alan Silbert

Acknowledged and agreed by:

INX LIMITED

	By:	/s/ James Crossley
James Crossley
	Its:	Director

APPENDIX A

FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE

INX Services Inc. (the “Company”) and Alan Silbert (“Executive”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer was [INSERT DATE] (the “Termination Date”). In addition, effective as of the Termination Date, Executive ceased to serve as the Managing Director of US operations of the Company, and director of its affiliates and ceased to be eligible for any benefits or compensation from the Company and its affiliates other than as specifically provided in Section 8 of the Executive Employment Agreement between the Company and Executive dated as of March               , 2018 (the “Employment Agreement”). Executive further acknowledges and agrees that from and after the date Executive executes this Agreement and General Release, Executive will not represent (and since the Termination Date the Executive has not represented) the Executive as being a director, employee, officer, trustee, agent or representative of the Company or its affiliates for any purpose. In addition, effective as of Termination Date, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted in writing to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Chairman of the Board, INX Services, Inc., or his designee. This Agreement and General Release shall become effective and irrevocable on the eighth (8th) day after Executive executes it, unless earlier revoked by Executive in accordance with this Section 3 (the “Effective Date”).

4. General Release of Claims. (A) Executive and the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) knowingly and voluntarily release and forever discharge the Company and its affiliates, subsidiaries, divisions, benefit plans, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to as “Employer”) from any and all actions, causes of action, contributions, indemnities, duties, debts, sums of money, suits, controversies, restitutions, understandings, agreements, promises, claims regarding stock, stock options or other forms of equity compensation, commitments, damages, fees and liabilities, responsibilities and any and all claims, demands, executions and liabilities of whatsoever kind, nature or description, oral or written, known or unknown, matured or unrnatured, suspected or unsuspected at the present time, in law or in equity, whether known and unknown, against Employer, which the Employee has, has ever had or may have as of the date of Executive’s execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

-	Title VII of the Civil Rights Act of 1964, as amended;

-	The Civil Rights Act of 1991;

-	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

-	The Employee Retirement Income Security Act of 1974, as amended;

-	The Immigration Reform and Control Act, as amended;

-	The Americans with Disabilities Act of 1990, as amended;

-	The Age Discrimination in Employment Act of 1967, as amended;

-	The Older Workers Benefit Protection Act of 1990;

-	The Worker Adjustment and Retraining Notification Act, as amended;

-	The Occupational Safety and Health Act, as amended;

-	The Family and Medical Leave Act of 1993;

-	Any applicable wage act;

-	Any applicable anti-discrimination laws;

-	Any wage payment and collection, equal pay and other similar laws, acts and statutes;

-	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

-	Any public policy, contract, tort, or common law; or

-	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights or claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; (iii) Employee’s rights as a stockholder; or (iv) any rights of the Executive to indemnification as a Director or Officer of the Company.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law (with the understanding that that this Agreement and General Release bars the Executive from recovering monetary relief from Employer in connection with any charges or complaints which are not waived hereunder).

Furthermore, nothing in this Agreement or General Release and Waiver of Claims prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 8 of the Employment Agreement. Employee also affirms Executive has no known workplace injuries:

7. Cooperation: Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery, legal fees and/or similar expenses incurred in providing such service to Employer. Employee represents that Employee has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and Executive’s personal rolodex and other address books.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of New York without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Non-Disparagement. Employee and Employer (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employee and Employer may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 10 shall preclude Employer or Employee from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement and General Release.

11. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

12. Entire Agreement. This Agreement and General Release and the Confidentiality Agreement (as defined in the Employment Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

13. ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement and General Release. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

[signature page follows]

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. IN THE EVENT EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE AND RETURNS IT TO THE COMPANY IN LESS THAN THE TWENTY-ONE (21) DAY PERIOD IDENTIFIED ABOVE, EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS FREELY AND VOLUNTARILY CHOSEN TO WAIVE THE TIME PERIOD ALLOTTED FOR CONSIDERING THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

INX SERVICES, INC.

By:	/s/ James Crossley
James Crossley, Director

Date:	25. June 2018

EXECUTIVE

/s/ Alan Silbert
ALAN SILBERT

Date:	25 June 2018

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